Exhibit 10.6

Certificate Number: [[GRANTNUMBER]]

Universal Electronics Inc.
Restricted Stock Unit Award Agreement

    This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of [[GRANTDATE]] (the “Grant Date”) by and between Universal Electronics Inc., a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”). As used in this Agreement, the term “Company” shall include, where applicable, any and all of its subsidiaries or related entities. Any capitalized term used in this Agreement that is not defined herein shall have the meaning thereof set forth in the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”), a copy of which can be obtained by written request to the Company’s Chief Financial Officer.

    Whereas, the Board of Directors of the Company (the “Board”) has approved the Plan;

    Whereas, the Board has designated and empowered the Compensation Committee of the Board (the “Committee”) to administer the Plan; and

    Whereas, the Committee has authorized grants of Restricted Stock Units (the “RSUs”) to Eligible Persons, payable in shares of the Company’s Common Stock, par value $0.01 per share (each, a “Share”), pursuant to the terms and conditions set forth in the Plan and in this Agreement.

    Now, Therefore, the parties, intending to be legally bound, hereto agree as follows:

1.    Grant of the RSUs. Subject to the terms and conditions set forth herein, the Employee is hereby granted [[SHARESGRANTEDWORDS]] ([[SHARESGRANTED]]) RSUs on the Grant Date.

2.    Vesting of the RSUs and Issuance and Delivery of Shares.

(a)Vesting. Subject to earlier termination, acceleration or cancellation of the RSUs as provided herein, the RSUs shall vest in three (3) increments (rounded to the nearest whole unit) as indicated in the following vesting table (each a “Vesting Date”), commencing and continuing in accordance with the vesting table; provided that the Employee continues to be employed by the Company on the applicable Vesting Date. The following table indicates the number of RSUs that shall vest on each Vesting Date:

[[ALLVESTSEGS]]

(b)Delivery of Shares. Subject to Sections 6 and 7 of this Agreement, as administratively practicable following the date that the RSUs vest, the Company shall issue and deliver to the Employee (or the Employee’s estate or legal representative, in the event of Employee’s death or total disability) one (1) Share for each vested RSU; provided, however, that if the Committee requires that the Employee pay withholding taxes through a sale of Shares, settlement of each RSU shall be deferred to the next permissible trading day, but in no event later than March 15 following the calendar year in which the RSUs vest. For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements:
(i)the exchange on which the Shares are traded is open for trading on that day;
(ii)the Employee is permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act;
(iii)either (x) the Employee is not in possession of material non-public information that would make it illegal for the Employee to sell Shares on that day under Rule 10b-5 under the Exchange Act or (y) Rule 10b5-1 under the Exchange Act would apply to the sale;
(iv)the Employee is permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and
(v)the Employee is not prohibited from selling Shares on that day by a written agreement between the Employee and the Company or a third party.

If there is no permissible trading day by March 15 following the calendar year in which the RSUs vest, the Employee must make alternative arrangements to pay withholding taxes satisfactory to the Company to avoid forfeiture.

In addition, the Shares are issued to the Employee subject to the condition that the issuance of the Shares does not violate any law or regulation and the Shares are subject to such approvals by any governmental agencies or national securities exchanges as may be required. Such issued and delivered Shares shall be in book-entry form maintained by the Company’s Transfer Agent and shall otherwise be transferable utilizing the Company’s Direct Registration System and Profile Modification System.

3.    Effect of Termination of Employment. In the event that the Employee’s employment with the Company or a Subsidiary of the Company is terminated for any reason, any RSUs that are unvested as of such date shall be immediately forfeited and cancelled without further action by the parties hereto, and the Employee shall no longer have any rights with respect to the forfeited and cancelled RSUs (or any Dividend Equivalents (as defined in Section 5 hereof) with respect thereto).

4.    Effect of Change In Control. In the event that a “Change in Control” occurs, the Employee shall be fully vested in the RSUs as of the effective date of the Change in Control, without further action by the parties hereto.

5.    Employee’s Rights as Stockholder. Prior to the vesting of the RSUs and delivery of Shares pursuant thereto, the Employee shall have no rights as a stockholder with respect to the Shares to be issued upon the vesting of the RSUs. However, the Employee shall be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to the Employee if one Share had been issued to the Employee on the Grant Date for each RSU granted to the Employee as set forth in this Agreement. In the event of, and contingent upon, the vesting of the applicable RSU, in addition to the issuance and delivery of Shares in accordance with Section 2 (or Section 4) of this Agreement, the Employee shall be entitled to payment of the Dividend Equivalents in cash.

6.    Taxes.

(a)Responsibility for Taxes. The Employee shall be liable for any and all applicable federal, state and local income tax, social insurance, payroll tax, payment on account or other tax-related withholding requirements arising out of this grant or the vesting of the RSUs hereunder (“Tax-Related Items”). Notwithstanding any contrary provision of this Agreement or the Plan, no Shares will be issued to the Employee unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the Tax-Related Items which the Company or the Subsidiary of the Company employing or retaining the Employee (the “Employer”) determines must be withheld with respect to the RSUs or any Shares issued upon vesting. In this regard, the Employee acknowledges and agrees that:
(i)The Employee is ultimately responsible for all Tax-Related Items and the Employee’s liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer, if any;
(ii)The Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired upon vesting of the RSUs and the receipt of any Dividend Equivalents;
(iii)The Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result;
(iv)The Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Employee is subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable; and
(v)If the Employee fails to make satisfactory arrangements for the payment of any Tax-Related Items at the time any applicable RSUs otherwise are scheduled to vest pursuant to Section 2 or 4 or, if later, at the time any Tax-Related Items related to RSUs otherwise are due, the Employee will permanently forfeit such RSUs and any right to receive Shares thereunder and the RSUs will be returned to the Company at no cost to the Company.

(b)Withholding of Taxes. Prior to the settlement of the RSUs, the Employee shall pay or make adequate arrangements satisfactory to the Company and the Employer to satisfy his or her withholding tax obligations.
(i)Unless an alternative arrangement satisfactory to the Committee has been provided prior to the time that the RSUs vest, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations with regard to all Tax-Related Items by Shares being sold on the Employee’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from the sale will be used to satisfy the withholding obligations for Tax-Related Items (and any associated broker or other fees) arising with respect to the RSUs. Only whole Shares will be sold to satisfy any obligations for Tax-Related Items. For purposes of determining the number of Shares to be sold to satisfy the withholding obligations for Tax-Related Items, the Company may use rates which exceed the Employee’s actual tax rate, including maximum applicable tax rates, in which case the Employee will receive a cash refund of any over-withheld amount not remitted to applicable tax authorities on the Employee’s behalf and the Employee will have no entitlement to receive the equivalent amount in Shares.
(ii)If the Committee determines that the Employee cannot satisfy the obligations for Tax-Related Items through the procedure set forth in the immediately preceding paragraph, then the Committee may satisfy its obligations for Tax-Related Items by one of more of the following methods: (w) requiring the Employee to deliver cash or check to the Company or the Employer; (x) withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer; (y) withholding Shares otherwise issuable upon vesting of the RSUs with a Fair Market Value equal to the minimum amount of any Tax-Related Items required to be withheld; or (y) such other means as the Committee deems appropriate.

7.    Transferability of RSUs. The RSUs or any of the rights granted hereunder may not be sold, pledged or otherwise transferred otherwise than by will or the laws of descent and distribution.

8.    Notices. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Employee at the Employee’s most recent address on file in the records of the Company, and to the Company at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, Attention: Chief Financial Officer (with a copy to the Company’s legal department), or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement will be deemed to have been given when received.

9.    Severability. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

10.    Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.    No Promise of Employment. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or any of its Subsidiaries.

12.    Counterparts. This Agreement may be executed by way of facsimile or electronic signature in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

13.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Employee may not assign any of the Employee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted within this Agreement.

14.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

15.     Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

16.    Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

17.    Code Section 409A. This Agreement is intended to be interpreted and applied so that the Award set forth herein shall be exempt from the requirements of Section 409A of the Code and the final Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.  To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision without the Employee’s consent to attempt to comply with or be exempt from Section 409A through good faith modifications.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A. Neither the Company nor any employee, director or officer thereof guarantees that this Agreement complies with Section 409A and no such party shall have any liability with respect to any failure of this Agreement to so comply.
In Witness Whereof, the parties have executed this Agreement electronically via the participant portal as of the date first above written.

Employee                        Universal Electronics Inc.

By:
Name: [[FIRSTNAME]] [[LASTNAME]]	Its:	Chief Executive Officer